Exhibit 99 Computershare PEA PAC K-G LA DSTO N E FINANCIAL CORPORATION TEST NAME 111BB 250 ROYALL STREET TAMPA FL 33625 Use a black pen. Print in CAPITAL letters inside the grey A B C 1 2 3 X areas as shown in this example Dividend Reinvestment Plan - Enrollment Form Computershare Trust Company, N.A. PO Box 30170 College Station, TX 77842-3170 Telephone:  800 368 5948 www.computershare.com/investor Holder Account Number C0000000000 I N D 111 Please refer to the Plan prospectus or brochure before enrolling. (If you do not want to enroll in the Plan and you want to receive all your dividends in cash you do not need to complete this form.) Check one box only. If you do not check any box, then FULL DIVIDEND REINVESTMENT will be assumed. If the Plan permits, you may make optional cash investments at any time under each of the participation options below. Full Dividend Reinvestment Please nark This box if you wish to reinvest all dividends that become payable on this account, on all stock now held or any future holdings, including shares purchased with optional cash investments. Partial Share Amount Partial Dividend Reinvestment by Shares Please mark this box and specify the number of whole shares on which you wish to have dividends reinvested. The dividends on all remaining shares or any future holdings, including shams purchased With optional cash investments, will be paid in cash. By participating in the Plan, I agree to be bound by the terms and conditions of the prospectus or brochure that governs the Plan. I have read and rutty understand the terms and conditions of the prospectus or brochure. I further agree that my participation in the Plan will continue until I notify Computershare in writing that I desire to terminate my participation in the Plan. Upon providing such notification, I acknowledge that my withdrawal from the Plan will be subject io the terms and conditions of the prospectus or brochure that governs the Plan. Enrollment forms will be processed within 5 business days of receipt, Confirmation of enrollment will not be mated: however, a transaction statement wilt be mailed once there is activity in your account. If you would like to confirm your enrollment in the Plan, please call us at the above referenced telephone number. To be vend, this form mast be signed by all registered shareholders. If you do not sign and return INS form, you will continue to receive dividend payments in cash. Signature 1 - Please keep signature within the box. Daytime Telephone Number • Signature 2 - Please keep signature within the box.Date (mm/dd/yyyy) Please return completed form to 48UEF  P G C Computershare PO BOX 30170 College Station. TX 77842-3170 OD ICS000.3.aam 101301,1 /0093 07400,180hDOH2FC Please see Important PRIVACY NOTICE on reverse side of statement Privacy Notice Al Compulerstrare, we take privacy seriously. In the course of providing services to y0 ir in connection with employee stock purchase plans. dividend reinvestment plans, direct stock purchase plans, direct registration services andfor custody services, we receive nonpublic. personal information about you We receive this information through transactions we perform for you, from enrollment forms. automatic debit forms, and through other communications with you in writing, electronically, and by telephone. We may also receive information about you by virtue of your transaction with affiliates of Computersha re or other parties. This information may include your name, address (residential and mailing), social security number, bank account information, stock ownership information, date of birth. government-issued identification number, and other financial information. With respect both to current and former customers, Computershare does not share nonpublic personal information with any non-affiliated third-party except as necessary to process a transaction, service your account Or as required or permitted by law Cur affiliates and outside service providers with whom we share information are legally bound not to disclose the information in any manner. unless required or permitted by law or other governmental process. We strive to restrict access to your personal information to those employees who need to know the information to provide our services to you.Compulersha re maintains physical, electronic and procedural safeguards to protect your personal information. Computershare realizes that you entrust us with confidential personal and financial information and we lake that trust very seriously. 00H06A (Rev. 7/12)